Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143957

PROSPECTUS SUPPLEMENT
Number 1
to
Prospectus dated September 14, 2007
of
CAPITAL GOLD CORPORATION

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement no. 1 supplements the information provided in our prospectus dated September 14, 2007. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

The information in the “How The Shares May Be Distributed” section of the prospectus is amended by adding the following information at the bottom of that section:

Broadband Capital Management LLC was retained to provide general financial advisory and investment banking services for a period of one year commencing January 1, 2007 at a rate of $10,000 per month plus expenses and approximately $1,000 per month related to participation in investor meetings. The agreement may be renewed in writing through December 31, 2009. In addition, Broadband Capital Management LLC was granted a right of first refusal to serve as the Company’s lead managing underwriter or exclusive provider of financial advisory or placement agent services in connection with any offering or sale of the Company’s securities or any business combination or similar transaction during the term of the financial advisory and investment banking agreement and for up to eighteen months following the termination of the agreement.

The date of this Prospectus Supplement is December 4, 2007.